Exhibit 99.1

Media relations contact: Judy DeRango Wicks (678) 375-1595 jdwicks@checkfree.com	Investor relations contact: Tina Moore (678) 375-1278 tmoore@checkfree.com
FOR IMMEDIATE RELEASE
CheckFree Announces Fiscal 2006 First Quarter Results
     ATLANTA (October 25, 2005) — CheckFree Corporation (NASDAQ: CKFR) today announced first quarter revenue of $215.8 million. The Company’s GAAP (Generally Accepted Accounting Principles) net income for the quarter was $26.4 million, or $0.28 per share, and underlying net income was $43.1 million, or $0.46 per share. Free cash flow was $41.2 million for the quarter, as outlined in Attachment A.
     GAAP Results: Net income for the first quarter was $26.4 million, compared to net income of $6.2 million for the same quarter last year. Earnings per share were $0.28 for the first quarter of fiscal 2006, compared to earnings per share of $0.07 for the first quarter of last year. Net cash provided by operating activities was $43.5 million for the first quarter of fiscal 2006, compared to $31.7 million for the same period last year.
     Underlying Results: Underlying net income for the first quarter was $43.1 million, compared to $26.9 million for the same quarter of last year. Underlying earnings per share were $0.46 for the first quarter of fiscal 2006, compared to $0.29 for the first quarter of last year. Underlying net income and earnings per share for the first quarter exclude the amortization of acquisition-related intangible assets, the SFAS 123(R) impact of options issued prior to July 1, 2004 and the related tax benefits of both. A reconciliation of CheckFree’s underlying results to its GAAP results is included in Attachment A.
     “CheckFree’s first quarter results reflect very good execution across all of our businesses, measured by better-than-expected transaction growth in our Electronic Commerce division, and good performance in both managed account growth in Investment Services and sales in the Software division,” said Pete Kight, Chairman and Chief Executive Officer of CheckFree. “These results delivered earnings per share performance ahead of plan, providing the Company with a strong start for the full year.”
     “We will continue to focus on executing CheckFree’s strategic business plan toward long-term growth while looking for investment opportunities to extend our core franchises. At the same time, we expect to deliver free cash flow on target for the year,” Kight concluded.
First Quarter Highlights
     For the first quarter, the Company reported that its Electronic Commerce division processed 266 million transactions for the quarter, a 9 percent sequential increase over the fourth quarter of fiscal 2005, and delivered 42.7 million e-Bills, a sequential increase of 4 percent over the fourth quarter of fiscal 2005.
     During the quarter, CheckFree Investment Services reached the milestone of 2.0 million portfolios under management, which compares to almost 1.7 million portfolios under management in the first quarter of fiscal 2005, representing 18 percent annual growth. The Software division delivered a strong performance in the first quarter, with revenue growth of 54 percent over the first quarter of fiscal 2005.

CheckFree Announces Fiscal 2006 First Quarter Results - Page 2 of 10
     Refer to Attachment B for details on the financial performance of CheckFree’s divisions in the first quarter of fiscal 2006, and Attachment C for electronic billing and payment metrics.
Financial Outlook for the Second Quarter and the Fiscal Year
     “Our strong first quarter results put the Company on track to achieve its previously announced fiscal year expectations,” said CheckFree Chief Financial Officer David Mangum. “First quarter performance was fueled by strong electronic billing and payment transaction growth, better-than-expected software sales and delays in investment spending now slated to start later in the year. We continue to expect full-year earnings per share in the range of $1.08 to $1.13 on a GAAP basis and $1.50 to $1.54 on an underlying basis, and free cash flow of about $170 million for the year.”
     “For the second quarter of the current fiscal year, we expect revenue in the range of $210 million to $215 million, and GAAP earnings per share in the range of $0.33 to $0.36, an improvement from the first quarter which reflects the expiration of TransPoint-related amortization expense,” Mangum continued. “This expectation equates to underlying earnings per share in the range of $0.40 to $0.42 for the quarter.”
     “Expectations for the second quarter of fiscal 2006 are based on an outlook for increased investment levels across all three divisions, and the effect of the expiration of guaranteed minimum revenue from one of the TransPoint partners in August. Sequential quarterly transaction growth is estimated to be in the range of 1 to 4 percent due primarily to two anticipated customer departures, while we expect portfolio growth in Investment Services and performance in Software to be consistent with the first quarter,” Mangum concluded.
     The difference between GAAP and underlying earnings expectations for fiscal 2006 and the second quarter of fiscal 2006 is due to expected acquisition-related intangible amortization expense, the SFAS 123(R) impact of options issued prior to July 1, 2004 and the related tax benefits of both.
Conference Call on the Internet
     CheckFree will broadcast its first quarter conference call at 5:00 p.m. (ET) today to review its financial results for the first quarter ended September 30, 2005, and its expectations for the second quarter of fiscal 2006 and for fiscal 2006. To phone into the conference call, dial 1-877-232-1067 anytime after 4:45 p.m. (ET) and ask for the CheckFree Conference Call. CheckFree will also broadcast the call on the Internet. The live conference call will be accessible through the Investor Center section of the CheckFree corporate Web site at http://www.checkfreecorp.com. A digital replay of the call will be available on the same Web site after 7:00 p.m. (ET).
About CheckFree (www.checkfreecorp.com)
Founded in 1981, CheckFree Corporation (Nasdaq: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer their customers the convenience of receiving and paying their household bills online or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to thousands of financial services organizations, which manage more than $1.2 trillion in assets. CheckFree Software develops, markets and

CheckFree Announces Fiscal 2006 First Quarter Results - Page 3 of 10
supports software applications that are used by financial institutions to process more than two thirds of the 12 billion ACH transactions in the United States. The division also provides operational risk management, financial messaging, corporate actions, and regulatory compliance software to more than 1,500 organizations across the globe.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements regarding forecasts and expectations of revenue for the second quarter of fiscal 2006, earnings per share for the second quarter of fiscal 2006 and fiscal 2006 as a whole, free cash flow for fiscal 2006, and sequential transaction growth and the general performance of the Company’s divisions in the second quarter of fiscal 2006 (paragraphs 5, 9, 10, 11 and 12). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 (filed September 2, 2005). One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
# # #

CheckFree Announces Fiscal 2006 First Quarter Results - Page 4 of 10
CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2005	2004
Revenues:
Processing and servicing	$186,624	$158,842
License fees	7,558	5,874
Maintenance fees	9,670	7,355
Other	11,905	5,762

Total revenues	215,757	177,833

Expenses:
Cost of processing, servicing and support	80,257	75,362
Research and development	23,614	20,223
Sales and marketing	18,605	14,226
General and administrative	16,686	15,035
Depreciation and amortization	35,680	44,017

Total expenses	174,842	168,863

Income from operations	40,915	8,970
Equity in net loss of joint venture	(667)	(647)
Interest income, net	2,456	1,696

Income before income taxes	42,704	10,019

Income tax expense	16,347	3,812

Net income	$26,357	$6,207

Basic income per share:
Net income	$0.29	$0.07

Weighted average number of shares	90,578	90,315

Diluted income per share:
Net income	$0.28	$0.07

Weighted average number of shares	92,818	92,212

CheckFree Announces Fiscal 2006 First Quarter Results - Page 5 of 10
CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)

	September 30,	June 30,
	2005	2005
Current assets:
Cash, cash equivalents and investments	$325,383	$298,077
Settlement assets	110,129	73,675
Accounts receivable, net	141,354	127,933
Prepaid expenses and other assets	24,636	26,258
Deferred income taxes	8,115	10,407

Total current assets	609,617	536,350

Property and equipment, net	88,909	89,273
Capitalized software and intangible assets, net	832,013	840,732
Investments	57,101	62,996
Other noncurrent assets	5,424	4,600
Deferred income taxes	43,587	35,648
Investment in joint venture	717	317

Total assets	$1,637,368	$1,569,916

Current liabilities:
Accounts payable, accrued liabilities and other	$82,447	$84,109
Settlement obligations	105,465	73,919
Deferred revenue	41,120	40,793

Total current liabilities	229,032	198,821

Accrued rent and other	3,550	4,324
Deferred income taxes	4,530	4,967
Capital leases and long-term obligations, less current portion	25,685	25,389

Total stockholders’ equity	1,374,571	1,336,415

Total liabilities and stockholders’ equity	$1,637,368	$1,569,916

CheckFree Announces Fiscal 2006 First Quarter Results - Page 6 of 10
Attachment A
Calculation of Free Cash Flow
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2005	2004

Net cash provided by operating activities	$43,475	$31,674
Excluding: Net change in settlement accounts	4,908	1,491
Less: Capital expenditures	(7,166)	(4,879)

Free cash flow	$41,217	$28,286

Additional Information:
Net cash provided by (used in) investing activities	$1,242	$(31,277)

Net cash provided by financing activities	$5,190	$786

Use of Non-GAAP Financial Information
     The Company supplements its reporting of cash flow information determined in accordance with GAAP by using “free cash flow” in this earnings release as a measure to evaluate its liquidity. The Company defines free cash flow as GAAP net cash provided by operating activities, exclusive of the net change in settlement accounts and less capital expenditures. The Company believes free cash flow provides useful information to management and investors in understanding its financial results and assessing its prospects for future performance. CheckFree also uses free cash flow as a factor in determining long-term incentive compensation for senior management.
     The Company excludes the net change in settlement accounts from free cash flow because it believes this facilitates management’s and investors’ ability to analyze operating cash flow trends. In connection with its walk-in payment business, the Company’s balance sheet reflects settlement assets and settlement obligations. The settlement assets represent payment receipts in transit to the Company from agents, and the settlement obligations represent scheduled but unpaid payments due to billers. Balances in settlement accounts fluctuate daily based on deposit timing and payment transaction volume. These timing differences are not reflective of the Company’s liquidity, and thus, CheckFree excludes the net change in settlement accounts from free cash flow.
     As a technology company, CheckFree makes significant capital expenditures in order to update its technology and to remain competitive. The Company’s free cash flow reflects the amount of cash it generated that remains, after it has met those operational needs, for the evaluation and execution of strategic initiatives such as acquisitions, stock and/or debt repurchases and other investing and financing activities, including servicing additional debt obligations.
     Free cash flow does not solely represent residual cash flow available for discretionary expenditures, as certain of CheckFree’s non-discretionary obligations are also funded out of free cash flow. These consist primarily of payments on capital leases and other long-term commitments, if any, as reflected in the table entitled “Contractual Obligations” in the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CheckFree’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which was filed with the Securities and Exchange Commission on September 2, 2005.
     The Company’s free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities or any other amount determined in accordance with GAAP. Further, CheckFree’s measure of free cash flow may not be comparable to similarly titled measures reported by other companies.

CheckFree Announces Fiscal 2006 First Quarter Results - Page 7 of 10
Attachment A (continued)
Reconciliation of GAAP Net Income to Underlying Net Income and Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2005	2004

Total revenues — GAAP and underlying	$215,757	$177,833

Net income per GAAP	$26,357	$6,207
Amortization of acquisition-related intangible assets	25,542	33,215
SFAS 123(R) — Stock options issued before July 1, 2004	1,356	—
Tax benefit of underlying adjustments	(10,109)	(12,568)

Underlying net income	$43,146	$26,854

GAAP and underlying basic weighted average shares outstanding	90,578	90,315
GAAP and underlying impact of dilutive options and warrants	2,240	1,897
GAAP and underlying diluted weighted average shares outstanding	92,818	92,212

GAAP basic earnings per share	$0.29	$0.07
GAAP diluted earnings per share	$0.28	$0.07
Underlying basic earnings per share	$0.48	$0.30
Underlying diluted earnings per share	$0.46	$0.29
Use of Non-GAAP Financial Information
     CheckFree supplements its reporting of total revenues, income (loss) from operations, net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “underlying revenue,” “underlying income (loss) from operations,” “underlying net income (loss)” and “underlying earnings (loss) per share” in this earnings release. Management believes that certain non-cash adjustments to revenues or expenses enhance the Company’s evaluation of its performance, and are not pertinent to day to day operational decision making in the business. Therefore, CheckFree excludes these items from GAAP revenue, income (loss) from operations, net income (loss) and earnings (loss) per share in calculating underlying revenue, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share.
     Examples of such non-cash charges may include, but not be limited to, intangible asset amortization expense and in-process research and development costs associated with acquisitions, charges associated with the impairment of intangible assets, charges resulting from warrants issued to third parties, and charges associated with reorganization activities, all offset by the cumulative tax impact of these charges. CheckFree excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses underlying results to evaluate the impact of operational business decisions. CheckFree regularly reports underlying results to its Chairman and Chief Executive Officer, the Company’s chief operating decision maker, who uses this information in allocating resources to CheckFree’s various business units. Additionally, as CheckFree rewards its management for their decisions that increase revenues and decrease controllable costs, the Company uses underlying revenues and underlying income (loss) from operations as factors in determining short-term incentive compensation for management, and uses underlying revenues, underlying net income (loss) and underlying earnings (loss) per share as factors in determining long-term incentive compensation for management.
     Because CheckFree utilizes underlying financial results in the management of its business and to determine incentive compensation for management, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance.
     CheckFree’s underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share should be considered in addition to, and not as a substitute for, revenues, income (loss) from operations, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. CheckFree’s measures of underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

CheckFree Announces Fiscal 2006 First Quarter Results - Page 8 of 10
Attachment A (continued)
CHECKFREE CORPORATION AND SUBSIDIARIES
Supplemental Underlying Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2005	2004
Revenues:
Processing and servicing	$186,624	$158,842
License fees	7,558	5,874
Maintenance fees	9,670	7,355
Other	11,905	5,762

Total revenues	215,757	177,833

Expenses:
Cost of processing, servicing and support	79,927	75,362
Research and development	23,215	20,223
Sales and marketing	18,372	14,226
General and administrative	16,292	15,035
Depreciation and amortization	10,138	10,802

Total expenses	147,944	135,648

Income from operations	67,813	42,185
Equity in net loss of joint venture	(667)	(647)
Interest income, net	2,456	1,696

Income before income taxes	69,602	43,234

Income tax expense	26,456	16,380

Net income	$43,146	$26,854

Basic income per share:
Net income	$0.48	$0.30

Weighted average number of shares	90,578	90,315

Diluted income per share:
Net income	$0.46	$0.29

Weighted average number of shares	92,818	92,212

CheckFree Announces Fiscal 2006 First Quarter Results - Page 9 of 10
Attachment B
Reconciliation of GAAP Results to Underlying Results by Segment
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2005	2004
Electronic Commerce:
Total revenues — GAAP and underlying	$163,451	$138,207

Operating income — GAAP	$43,913	$14,388
Amortization of acquisition-related intangible assets	23,575	32,563
SFAS 123(R) — Stock options issued before July 1, 2004(1)	985	—

Underlying operating income	$68,473	$46,951

Investment Services:
Total revenues — GAAP and underlying	$26,421	$22,843

Operating income — GAAP	$3,946	$2,409
Amortization of acquisition-related intangible assets	313	151
SFAS 123(R) — Stock options issued before July 1, 2004(1)	139	—

Underlying operating income	$4,398	$2,560

Software:
Total revenues — GAAP and underlying	$25,885	$16,783

Operating income — GAAP	$3,451	$132
Amortization of acquisition-related intangible assets	1,654	501
SFAS 123(R) — Stock options issued before July 1, 2004(1)	60	—

Underlying operating income	$5,165	$633

Corporate:
Operating loss — GAAP	$(10,395)	$(7,959)
SFAS 123(R) — Stock options issued before July 1, 2004(1)	172	—

Underlying operating loss	$(10,223)	$(7,959)

(1)	At the beginning of fiscal 2005, we implemented a new long-term incentive compensation philosophy, which significantly reduced overall participation and focused on restricted stock with limited stock options. As a result, we recorded the cost of restricted stock throughout fiscal 2005 in both underlying and GAAP results. In fiscal 2006, we have adopted SFAS 123(R), and are consequently recording all long-term incentive grants, both restricted stock and options, as an expense to both underlying and GAAP results. The adjustment from GAAP to underlying operating results in the table above reflects the SFAS 123(R) charge associated with options granted prior to July 1, 2004 under our previous compensation philosophy, which were originally accounted for utilizing APB 25.

CheckFree Announces Fiscal 2006 First Quarter Results - Page 10 of 10
Attachment C
Electronic Billing and Payment Metrics
(in millions, except revenue/transaction and percentages)

	Quarter Ended
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Transactions

Full Service
Revenue	$118.5	$110.1	$106.4	$102.4	$99.1
Active Subscribers(1)	8.8	7.8	7.4	6.9	6.4
Transactions	180.1	161.9	153.6	142.9	133.5
Revenue/Transaction	$0.66	$0.68	$0.69	$0.72	$0.74

Payment Services(2)
Revenue	$35.4	$33.8	$32.4	$31.3	$30.5
Transactions	85.9	83.0	80.8	76.5	72.3
Revenue/Transaction	$0.41	$0.41	$0.40	$0.41	$0.42

Total	266.0	244.9	234.4	219.4	205.8
Sequential Quarterly Growth	9%	4%	7%	7%	25%

Other Revenue(3)	$9.6	$8.9	$8.8	$8.4	$8.6

e-Bill Delivery
Electronic bills distributed	42.7	41.0	36.8	32.8	29.6
Quarterly sequential growth	4%	11%	12%	11%	14%

Electronic Rate
Electronic payment rate	83%	84%	83%	83%	83%

(1)	“Active” refers to subscribers who have viewed or paid a bill in the last 90 days at a Consumer Service Provider that outsources essentially all of its electronic billing and payment (EBP) functions to CheckFree.

(2)	Payment Services includes walk-in payment results, beginning June 23, 2004.

(3)	Other revenue includes Health and Fitness, Professional Services and Stored Value Products.